Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

LEXICON GENETICS INCORPORATED

LEXICON GENETICS INCORPORATED (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Section 242 of the DGCL:

FIRST:
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation, declaring such amendment to be advisable and calling a meeting of the Corporation’s stockholders for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED that, subject to stockholder approval, the Corporation’s restated certificate of incorporation be amended by changing Article I thereof so that, as amended, such Article shall be and read as follows:

“ARTICLE I

Name

The name of the Corporation is “Lexicon Pharmaceuticals, Inc.”

SECOND:
That thereafter, pursuant to a resolution of its Board of Directors, the regular meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by applicable law were voted in favor of such amendment.

THIRD:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to be signed by Jeffrey L. Wade, its Executive Vice President and General Counsel, this 25th day of April, 2007.

LEXICON GENETICS INCORPORATED

By:	/s/ Jeffrey L. Wade
Executive Vice President and General Counsel